EXHIBIT 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO Bradley T. Howes Investor Relations Officer (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR ANNOUNCES THE APPOINTMENT OF MICHAEL J. SHONKA TO ITS BOARD OF DIRECTORS
TROY, Mich. (June 21, 2011) — Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank FSB (the “Bank”), today announced the appointment of Michael J. Shonka to the board of directors of the Company and the Bank. He will also serve on the audit committee and compensation committee of the board of directors.
“We are pleased to welcome Michael Shonka to Flagstar,” said Chairman and Chief Executive Officer Joseph P. Campanelli. “Michael has a wealth of experience that will be an asset to our board of directors.”
Mr. Shonka, 63, is currently the managing partner of MJS Advisors, LLC, a provider of advisory services regarding mergers and acquisitions, working capital and business performance in aerospace, banking, and other sectors. Previously, Mr. Shonka was executive vice president and Chief Financial Officer of Cessna Aircraft Company and executive vice president and Chief Financial Officer of Fourth Financial Corporation. He currently serves as a director and chairman of the audit committee for The NORDAM Group, Inc. and a director for IMA Financial Group, Inc.
Flagstar Bancorp, with $13.0 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At March 31, 2011, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 29 home loan centers in 14 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.